Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of Brera Holdings PLC (f/k/a Brera Holdings Limited)

We hereby consent to the incorporation by reference in Brera Holdings PLC’s (f/k/a Brera Holdings Limited) (the “Company”) Registration Statement on Form F-3 of our report dated May 1, 2023, relating to the consolidated financial statements as of and for the years ended December 31, 2022 and 2021, which appear in the Company’s Annual Report on Form 20-F for the year ended December 31, 2022. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ TAAD LLP

Diamond Bar, California

February 5, 2024